Exhibit 21

Subsidiaries of Rocky Brands, Inc. as of March 11, 2019

Five Star Enterprises Ltd.,
a Cayman Islands corporation

Lifestyle Footwear, Inc.,
a Delaware corporation

Rocky Brands Canada, Inc.,
a Nova Scotia corporation

Rocky Brands US, LLC,
a Delaware limited liability company

Rocky Brands International, LLC

an Ohio limited liability company

Lehigh Outfitters, LLC,
a Delaware limited liability company

Rocky Outdoor Gear Store, LLC

an Ohio limited liability company